EXHIBIT 8


                                KEVIN P. KENNEDY
                                 ATTORNEY AT LAW
                        1920 NACOGDOCHES ROAD, SUITE 100          (210) 824-0771
                            SAN ANTONIO, TEXAS 78209          FAX (210) 824-2731


                                  May 15, 2002

Virginia Commerce Bancorp, Inc.
5350 Lee Highway

Arlington, VA   22207

Re: Virginia Commerce Bancorp, Inc. offering of its common stock pursuant to subscription rights


Gentlemen:


         You have requested my opinion of the United States federal income tax consequences relating to the receipt, exercise and lapse of subscription rights to be issued to Virginia Commerce Bancorp shareholders, as described in the Form S-2, Registration Statement Under the Securities Act of 1933, to be filed with the Securities and Exchange Commission (the "Registration Statement").

         In forming an opinion of this transaction, I have relied upon (i) the Registration Statement, and (ii) a Representation Letter signed by an officer of Virginia Commerce Bancorp.

         Based upon (i) the foregoing materials, (ii) present statutes, existing regulations, judicial decisions and administrative rulings now outstanding, all of which are subject to change either prospectively or retroactively, and (iii) the accuracy of the representations set forth in the Representation Letter, it is my opinion, assuming that the conditions enumerated below under the caption entitled "Conditions" are fulfilled, that:

         1) No taxable income will be recognized by Virginia Commerce Bancorp shareholders upon the distribution to them of the subscription rights (Section 305 (a) and (d), Internal Revenue Code of 1986 (the "Code"));

         2) No gain or loss will be recognized by Virginia Commerce Bancorp upon distribution of the subscription rights to its shareholders (Code Section 311(a)(1));

         3) No gain or loss will be recognized by shareholders upon exercise of their subscription rights (Revenue Ruling 56-572);

         4) No gain or loss will be recognized by shareholders who allow their subscription rights to lapse (Code Section 1001 and Section 1.307-1, Income Tax Regs.);

         5) No gain or loss will be recognized by Virginia Commerce Bancorp upon receipt of the offering price in exchange for shares of its common stock pursuant to the exercise of subscription rights (Code Section 1032(a));

         6) No gain or loss will be recognized by Virginia Commerce Bancorp with respect to the lapse of subscription rights (Code Section 1032(a));

         7) The basis of the subscription rights and of a shareholder's existing Virginia Commerce Bancorp common stock in respect of which the subscription rights will be issued, will generally be
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               determined by allocating the shareholder's basis in his or her existing Virginia Commerce Bancorp common stock between the subscription rights and the shareholder's existing common stock based on their relative fair market values. However, if the value of the subscription rights is less than 15 percent of the value of the shareholder's existing common stock in respect of which they are issued, then the basis of the subscription rights will be zero, unless the shareholder elects to allocate a portion of the basis of the shareholders' existing common stock to the subscription rights. (Code Section 307);

         8) The basis of stock acquired by exercise of subscription rights will equal the offering price paid, plus the basis of the subscription rights, if any (Section 1.307-1(b), Income Tax Regs.);

         9) The holding period for stock acquired by exercise of the subscription rights begins on the date the subscription rights are exercised (Code Section 1223(6));

Conditions
----------

         In connection with your request that I render this opinion, Virginia Commerce Bancorp has made representations in the Representation Letter and in the Registration Statement with respect to the existence of certain facts. These constitute material representations relied upon by me as a basis for my opinion, and my opinion is conditioned upon both the initial accuracy and the continuing fulfillment of such representations.

Limitations
-----------

         No opinion is expressed as to the fair market values of the Virginia Commerce Bancorp common stock or the subscription rights. Also, no opinion is expressed as to the effect of the transaction, if any, upon the ability of Virginia Commerce Bancorp to utilize any net operating losses against its past or future income.

         In connection with rendering this opinion, I have not reviewed the tax or financial situation of any individual shareholder. This opinion may not be applicable to certain specific categories of shareholders, including but not limited to: corporations, trusts, dealers in securities, financial institutions, insurance companies or tax-exempt organizations, persons who are not United States citizens or resident aliens or domestic entities (partnerships or trusts), and persons who are subject to the alternative minimum tax. Accordingly, individual shareholders should consult with their own tax advisors concerning the impact of this transaction upon them.

         This opinion concerns only the effect of this transaction under the income tax laws of the United States. No opinion is expressed as to the effect, if any, under the tax, revenue, or other laws of the State of Virginia or any other state, territory or the District of Columbia.

This opinion is solely for the purposes of the transaction described in the Registration Statement and may not be used, circulated, quoted or relied upon in connection with any other matter. I hereby consent to the inclusion of this opinion as an exhibit to the Registration Statement on Form S-2 to be filed by Virginia Commerce Bancorp with the Securities and Exchange Commission, and I consent to necessary reference to me in the Registration Statement.

                                                 Respectfully Submitted,


                                                 Kevin P. Kennedy